Exhibit 99.(d)(1)(b)

SCHEDULE A

(as of February 23, 2026)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco AAA CLO Floating Rate Note ETF	0.19	09/15/22	12/8/22	12/9/22	04/30/26
Invesco Active U.S. Real Estate ETF	0.35	06/20/08	11/19/08	11/19/08	04/30/26
Invesco Agency MBS ETF	0.22	12/17/25	[ ]	[ ]	04/30/27
Invesco Comstock Contrarian Equity ETF	0.35	03/13/25	5/5/25	5/7/25	04/30/26
Invesco Core Fixed Income ETF	0.25	6/25/25	7/21/25	7/23/25	04/30/27
Invesco Diversified Dividend Opportunities ETF	0.33	12/17/25	[ ]	[ ]	04/30/27
Invesco Flexible Income ETF	0.39	12/17/25	[ ]	[ ]	04/30/27
Invesco Global Equity Net Zero ETF	0.19	6/25/25	7/11/25	7/16/25	04/30/27
Invesco High Yield Systematic Bond ETF (formerly, Invesco High Yield Bond Factor ETF)	0.39	12/12/19	11/24/20	12/02/2020	04/30/26
Invesco Intermediate Municipal ETF	0.35	6/25/25	7/21/25	7/23/25	04/30/27
Invesco International Growth Focus ETF	0.54	03/13/25	5/5/25	6/11/25	04/30/26
Invesco Managed Futures Strategy ETF*	0.65	03/13/25	3/17/25	3/19/25	04/30/26
Invesco MSCI EAFE Income Advantage ETF	0.39	06/27/24	7/15/24	7/17/24	04/30/26
Invesco QQQ Hedged Advantage ETF	0.45	03/13/25	5/5/25	5/7/25	04/30/26
Invesco QQQ Income Advantage ETF	0.29	06/27/24	7/15/24	7/17/24	04/30/26
Invesco Real Assets ESG ETF	0.58	12/15/20	12/16/20	12/18/20	04/30/26
Invesco Rochester High Yield Municipal ETF (formerly, Invesco Municipal Strategic Income ETF)	0.39	09/15/22	12/8/22	12/9/22	04/30/26
Invesco Short Duration High Yield ETF (formerly, Invesco High Yield Select ETF)	0.48	09/15/22	12/8/22	12/9/22	04/30/26
Invesco S&P 500® Downside Hedged ETF	0.39	09/13/12	12/05/12	12/06/12	04/30/26
Invesco S&P 500 Equal Weight Income Advantage ETF	0.29	06/27/24	7/15/24	7/17/24	04/30/26
Invesco Short Duration Total Return Bond ETF (formerly, Invesco Short Duration Bond ETF)	0.30	09/15/22	12/8/22	12/9/22	04/30/26
Invesco SteelPath MLP & Energy Infrastructure ETF	0.75	12/13/24	02/18/25	02/20/25	04/30/26
Invesco Top QQQ ETF	0.29	09/19/24	12/02/24	12/04/24	04/30/26
Invesco Total Return Bond ETF	0.35	12/19/17	04/06/18	4/06/18	04/30/26
Invesco Variable Rate Investment Grade ETF	0.30	12/17/15	9/20/16	9/21/16	04/30/26

* To the extent that the Fund invests its assets in a direct, wholly-owned subsidiary of the Fund organized in the Cayman Islands (a “Subsidiary”), Invesco Capital Management shall not collect the portion of the advisory fee that Invesco Capital Management would otherwise be entitled to collect from the Fund, in an amount equal to 100% of the advisory fee that Invesco Capital Management, as adviser to the Fund’s Subsidiary, receives from the Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	President and Principal Executive Officer

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Managing Director and Chief Executive Officer